UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2012

GLOBAL CASH ACCESS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32622	20-0723270
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3525 East Post Road, Suite 120 Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 833-7110

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

David Lopez, age 38, will be appointed to the position of President of Global Cash Access Holdings, Inc. (the “Company”), effective as of June 11, 2012.  Mr. Lopez’s term of office in this office shall be until his resignation, his removal or the appointment of his successor. Scott Betts will continue to serve as the Chief Executive Officer of the Company.

On June 5, 2012, the Company issued a press release announcing the appointment of Mr. Lopez, a copy of which is attached hereto as Exhibit 99.1.

Mr. Lopez served as the Chief Operating Officer of Shuffle Master Inc., a leading global gaming supplier, from June 2010 until May 2012. Mr. Lopez also served as a member of the Board of Directors of Shuffle Master Inc. from November 2010 until May 2012.  Mr. Lopez joined Shuffle Master Inc. in February 1998 as a Marketing Research Analyst and during his tenure at Shuffle Master Inc. assumed increasing roles of responsibility, including being appointed Executive Vice President in November 2008 and serving as the Interim Chief Executive Officer from November 2010 until April 2011. Prior to his appointment as Executive Vice President, Mr. Lopez served as President, Shuffle Master Americas Division from 2007 to 2008; President Utility Division from 2006 to 2007; Vice President of Product Management from 2003 to 2006; and Executive Director, Product Management from 2002 to 2003.

In connection with his appointment to office, Mr. Lopez and the Company entered into an Employment Agreement, effective as of June 11, 2012. Pursuant to the Employment Agreement, Mr. Lopez is entitled to receive an annual base salary of $500,000 and is eligible for an annual bonus in an amount of up to 75% of his then current base salary depending upon the achievement of certain performance criteria and goals. The target amount of the discretionary bonus, assuming the achievement of performance criteria and goals, is 50% of his then current base salary. In the event of the termination of Mr. Lopez’s employment in certain circumstances, he is entitled to twelve months salary continuation and, in certain circumstances, a bonus in an amount of up to 50% of his then current base salary. In the Employment Agreement, Mr. Lopez agrees not to engage in certain competitive activities for a period of two years following the termination of his employment with the Company.

In connection with his appointment to office, Mr. Lopez and the Company entered into a Notice of Stock Option Award and Stock Option Award Agreement, effective as of June 11, 2012. Pursuant to the Notice of Stock Option Award and Stock Option Award Agreement, Mr. Lopez was awarded an option to purchase 200,000 shares of common stock at an exercise price equal to the closing price of GCA’s common stock on June 11, 2012. Subject to Mr. Lopez’s continued employment with the Company, the option will vest over a four-year period with 25% vesting on the first anniversary date of the grant and 1/36 of the unvested portion of the shares underlying the option shall vest on each monthly anniversary date of the grant thereafter; provided that all of the options will vest upon an acquisition of or change in control of the Company.

Mr. Lopez also entered into a Notice of Restricted Stock Award and Restricted Stock Award Agreement, effective June 11, 2012.   Pursuant to the Notice of Restricted Stock Award and Restricted Stock Award Agreement, Mr. Lopez was awarded 65,000 shares of restricted common stock. Subject to Mr. Lopez’s continued employment with the Company, the restricted shares of common stock will vest over a four year period with 25% vesting on the first anniversary date of the grant and 1/36 of the remaining unvested shares shall vest on each monthly anniversary date of the grant thereafter. Any unvested shares will vest upon an acquisition of change of control of the Company or upon a termination of Mr. Lopez’s employment for good reason or without cause as defined in the Employment Agreement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document
99.1	Press Release announcing appointment of David Lopez on June 5, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL CASH ACCESS HOLDINGS, INC.

Date: June 5, 2012
By:	/s/ David Johnson

David Johnson

Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Document
99.1	Press Release announcing appointment of David Lopez on June 5, 2012